Exhibit 6.4

FORM OF ENGAGEMENT LETTER AND AGREEMENT AMONG BROKERS OF RECORD

This engagement letter and agreement among brokers of record (the “Agreement”) confirms the terms and conditions upon which Masterworks 108, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, NY, NY 10281 (the “Client”) engages each of Independent Brokerage Solutions LLC (“IndieBrokers”) and Arete Wealth Management, LLC (“Arete” and, together with IndieBrokers, the “Brokers of Record” and each, a “Broker of Record”) to act as Brokers of Record for a Tier 2 offering of Class A shares of the Client (the “Securities”) pursuant to Regulation A, as amended, under Title IV of the Jumpstart Our Business Startups Act (“JOBS Act”) in one or more related transactions (the “Offering”). Compensation to the Brokers of Record payable hereunder shall be paid by Masterworks Investor Services, LLC (“Masterworks”), a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, NY, NY 10281 and an affiliate of the Client. Each of IndieBrokers and Arete is engaged, severally and not jointly, to act as a broker of record to the Client in connection with the Offering. The Brokers of Record together with Client and Masterworks are referred to herein collectively as the “Parties” and each individually, as a “Party.”

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Scope of Engagement. Client hereby engages each of Arete and IndieBrokers to act as a broker of record in connection with the Offering. Client understands that the Brokers of Record will not assist Client in raising capital and neither Broker of Record shall purchase or sell any Securities or engage in any solicitation activities. In addition, Client will be solely responsible for the following:

a.	Collection and handling of investor funds in a segregated account maintained at a national banking institution (the Brokers of Record will not hold or have control over investor funds or securities);

b.	Execution of securities subscriptions and purchases through the Client’s online investment platform at www.masterworks.com (the “Masterworks Platform”);

c.	The issuance of Securities directly to investors in the Offering; and

d.	Solicitation of investors pursuant to Rule 255 of the Securities Act of 1933, as amended

2. Services. Each Broker of Record has agreed to perform the following services in connection with the Offering (the “Services”):

a.	Submit regulatory filings, including filing documents with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (e.g. 5110 forms, filing fees, state registration fees, etc.);

b.	Familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Client, including the artwork to be beneficially owned by the Client and information relating to the acquisition of the artwork by Client and its affiliates;

c.	Perform record management; and

d.	Perform regulatory and compliance services, including coordinating with third party providers to ensure adequate review and compliance.

3. Compensation.

a.	Fixed Compensation. Each of the Brokers of Record will receive certain fixed compensation for administrative support and compliance services pursuant to separate agreements with Masterworks, which is not tied specifically to this Offering or to any other specific offering.

b.	Expense Reimbursement. Masterworks has separately agreed that it will pay directly or reimburse each of the Brokers of Record for all accountable expenses incurred by them, respectively, relating to the Offering, including, but not limited to, printing, road show, travel, virtual data room, legal fees incurred associated with the Offering, filing documents with FINRA (e.g. 5110 forms, filing fees, state registration fees, etc.). Such reimbursements shall be capped at 0.30% of the aggregate gross offering proceeds from the Offering, excluding any FINRA filing fees.

c.	Timing of Payments. All of the forgoing costs and fees referenced in this Section 3 shall become due and payable by Masterworks, and not by Client, contemporaneously with (or promptly following) the closing of the Offering. Accordingly, all of the capital raised in the Offering will be applied to the purpose of the Client as set forth in the the final offering circular filed with the United States Securities and Exchange Commission (“SEC”) pursuant to Rule 253(g) (the “Offering Circular”).

d.	Information. Client shall provide the Brokers of Record with such data and information (in reasonable detail) from time to time as either Broker of Record may reasonably request to calculate and verify payments made and required to be made under Paragraph (3) by Masterworks.

4. Regulatory Compliance.

a.	Client and the Brokers of Record will have the shared responsibility for the review of all documentation related to the Offering but the ultimate discretion about accepting a client will be the sole decision of the Client. Each Investor will be considered to be that of the Client’s.

b.	Client and the Brokers of Record will each be responsible for supervising the activities and training of their respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

c.	Client and the Brokers of Record agree to promptly notify the other concerning any material communications from or with any governmental authority or self-regulatory organization with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable governmental authority.

5. Role of each Broker of Record. Client acknowledges and agrees that Client will rely on Client’s own judgment in using the Services. Each Broker of Record (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications; (iv) does not guarantee the performance of any party or facility which provides connectivity to such Broker of Record; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction.

6. Indemnification of each Broker of Record by Client. Subject to the conditions set forth below, the Client, with respect to the Offering, agrees to indemnify and hold harmless each Broker of Record and its respective owners, managers, members, partners, directors, officers, employees, agents, attorneys, and accountants (collectively the “Broker of Record Parties” and each a “Broker of Record Party”), against any and all loss, liability, claim, damage and expense whatsoever suffered by such Broker of Record (“Loss”) to the maximum extent permitted by applicable laws, rules, and regulations, arising out of or based upon:

a.	Any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular (as amended and supplemented from time to time) or in any application or other document filed in any jurisdiction in order to qualify the Securities under, or exempt the Offering of the Securities from, the registration or qualification requirements of the securities laws thereof;

b.	The omission or alleged omission from the Offering Circular (as amended and supplemented from time to time) of a material fact required to be stated therein or necessary to make the statements therein not misleading;

c.	The failure of the Client to comply with any provisions of federal and state securities law, rules, and regulations, including Regulation A;

d.	Any verbal or written representations made in connection with the Offering by the Client, its officers, mangers, agents, employees, affiliates or any of such affiliate’s officers, managers, agents or employees in violation of federal and or state securities law, rules, and regulations, including Regulation A; or

e.	The breach by the Client of any term, condition, representation, warranty, or covenant in this Agreement.

If any action is brought against any of the Broker of Record Parties in respect of which indemnity may be sought hereunder, the Broker of Record Parties shall promptly notify in writing the party or parties against whom indemnification is to be sought of the institution of such action, and the Client shall assume the defense of such action. The affected Broker of Record Party shall have the right to employ one firm to act as its counsel in any such case. The reasonable fees and expenses of such counsel shall be at the Client’s expense and authorized in writing by the Client. The Client agrees to promptly notify the Brokers of Record of the commencement of any litigation or proceedings against the Client or any of its respective officers, directors, members, managers, partners, employees, attorneys, accountants, or agents in connection with the Offering or in connection with the Offering Circular. The indemnity provided to the Broker of Record Parties pursuant to this Section shall not apply to the extent that any loss arises out of or is based upon (i) any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Client by the Broker of Record seeking indemnity hereunder (or any of the Broker of Record Parties of such Broker of Record) specifically for use in the preparation of the Offering Circular (or any amendment or supplement thereto) or any sales literature, (ii) the failure to qualify the offer and sale of Securities for an exemption from registration under the Securities Act and applicable state securities laws, rules or regulations caused by an action or omission of the Broker of Record seeking indemnity (or any of the Broker of Record Parties of such Broker of Record), (iii) the offer or sale by a Broker of Record of a Security to a person who fails to meet the standards regarding suitability under any applicable federal and state laws, rules, and regulations or FINRA rules (unless such failure results from false or misleading information provided to such Broker of Record) or (iv) the breach by the Broker of Record seeking indemnity of its representations, warranties, or obligations hereunder.

7. Cross Indemnification of Brokers of Record. Each Broker of Record hereby agrees to indemnify and hold harmless the other Broker of Record and the Broker of Record Parties of the other Broker of Record from and against any Loss (including, without limitation, counsel’s fees and expenses, and the costs of investigation and preparation for and any other costs associated with any action, proceeding, investigation, or inquiry in which the Broker of Record or its Broker of Record Parties may be involved in any capacity) incurred by the Broker of Record or any of its Broker of Record Parties in connection with or as a result of any matter referred to in this Agreement or arising out of any matter contemplated by this Agreement if and to the extent that such Loss arose out of the actions or failure to act of the other Broker of Record or any of its Broker of Record Parties. The foregoing indemnification shall be in addition to any rights that any indemnified party may have at common law or otherwise.

8. Indemnification of Client by Each Broker of Record. Subject to the conditions set forth below, each Broker of Record agrees, severally, and not jointly, to indemnify and hold harmless the Client and its affiliates and their respective general partners, stockholders, partners, directors, officers, managers, employees, members and agents, each controlling person and each of their respective attorneys and accountants (“Client Parties”), against any and all Loss to the maximum extent permitted by applicable laws, rules, and regulations, arising out of or based upon:

a.	Any oral or written representations made in connection with the Offering by the Broker of Record or Broker of Record Parties (other than by the Client, its officers, managers, agents, employees, affiliates or any such affiliate’s officers, managers, agents, or employees) or affiliates in violation of the Securities Act, the Exchange Act, the rules and regulations thereunder, applicable requirements and rules of FINRA, or any applicable federal or state securities laws and regulations;

b.	The Broker of Record’s or such Broker of Record’s Broker of Record Parties’ failure to comply with any of the applicable provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, applicable requirements and rules of FINRA, or any applicable federal or state securities laws and regulations, other than any failure to comply, which directly results from acts or omissions of the Client;

c.	The breach by the Broker of Record of any term, condition, representation, warranty, or covenant in this Agreement.

If any action is brought against any of the Client Parties in respect of which indemnity may be sought hereunder, the Client Party shall promptly notify the Broker of Record or Brokers of Record, as applicable, in writing of the institution of such action, and the relevant Broker of Record or Brokers of Record (i.e. the Broker of Record(s) whose actions or failure to act are alleged to have caused the loss) shall assume the defense of such action. The Client Parties shall have the right to employ counsel in any such case. The reasonable fees and expenses of such counsel shall be at the relevant Broker of Record’s expense, provided that such Broker of Record will not be obligated to pay for legal fees and expenses for more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions.

Each Broker of Record agrees to promptly notify the Client of the commencement of any litigation or proceedings against such Broker of Record or any of the Broker of Record’s Broker of Record Parties in connection with the Offering of the Securities or in connection with the Offering Circular.

The indemnity provided to the Client pursuant to this Agreement shall not apply to the extent that any loss arises out of or is based upon any untrue statement or alleged untrue statement of material fact made by the Client or any Client Parties or any omission or alleged omission of a material fact required to be disclosed by the Client or any of its Client Parties.

9. Term; Termination; Survival of Provisions. The term of this Agreement shall commence on the date hereof and shall continue, unless earlier terminated pursuant to the provisions of this section, until the final closing of the Offering. This Agreement may be terminated prior to the end of the current term, by mutual written consent of the Parties hereto, or:

a.	by any Party, upon thirty (30) days’ prior written notice; and

b.	by either Broker of Record (with respect to such Broker of Record, but not to the other Broker of Record) in the event that Client fails to pay any amount due hereunder within thirty (30) days of that due date or otherwise breaches its obligations to such Broker of Record.

Termination of this Agreement will not affect either Broker of Record’s right to receive continuing compensation made prior to such termination. It is understood and agreed that the provisions of this Agreement relating to the payment of fees and expenses, confidentiality, and indemnification shall survive any termination of this Agreement.

10. Confidential Information. The Parties agree to protect Customer Information (as defined below) and so as to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto and state privacy laws, the Parties include the confidentiality and non-disclosure obligations set forth herein. “Customer Information” means any information contained on a customer’s application or other form and all nonpublic personal information about a customer that a Party receives from the other Party. Customer Information shall include, but not be limited to, name, address, telephone number, social security number, health information, and personal financial information (which may include a Masterworks user account number).

a.	The Parties understand and acknowledge that they may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the “Privacy Laws”), and any Customer Information that one Party receives from another Party is received with limitations on its use and disclosure.

b.	The Parties agree that they are prohibited from using the Customer Information received from another Party other than (i) as required by law, regulation or rule, or (ii) to carry out the purposes for which one party discloses Customer Information to another Party pursuant to the Agreement, as permitted under the use in the ordinary course of business exception to the Privacy Laws.

c.	The Parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control that are no less rigorous than those maintained by a Party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the Party responsible for the disclosure will immediately notify the other Parties.

d.	Each Broker of Record acknowledges and agrees that all Customer Information is proprietary information of the Client and cannot be used for any purpose other than the Offering contemplated hereby, provided, however, each Broker of Record may maintain Customer Information for the purposes of satisfying its record-keeping obligations, may share Customer Information with its agents, attorneys, insurers, accountants, and affiliates, who need to know such information and are made aware of the confidential nature of such Customer Information and such Customer Information may be shared without restriction with any regulatory agency including, without limitation, the SEC, FINRA, and any state securities regulatory body with jurisdiction over the Broker of Record.

11. No Partnership. None of the terms set forth in this Agreement will be construed as creating a partnership, joint venture, agency, master-servant, employment, trust, or any other relationship (other than a contractual relationship) between or among the Brokers of Record.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors, legal representatives, and assigns. Notwithstanding anything contained herein to the contrary, a Party may not assign this Agreement without the prior written consent of the other Party.

13. Interpretation and Enforcement; Governing Law. This Agreement and its interpretation and enforcement shall be governed by the laws of the State of New York applicable to contracts to be performed entirely within this state and without regard to its principles of conflicts of law. If any provision of this Agreement is deemed by an authority of competent jurisdiction to be unenforceable or contrary to applicable law, such provision shall be enforced to the maximum extent permitted by law to effect the Parties’ intentions hereunder, and the remainder of this Agreement shall continue in full force and effect. Neither the failure to insist upon strict compliance with Agreement nor any course of conduct, including without limitation failure on any Party’s part to exercise or delay in exercising any rights, shall constitute a waiver by such Party of any of its rights hereunder. No single or partial exercise by any Party of any right shall preclude any other or future exercise by any Party of any such right or the exercises by such Party of any other single or partial right. Any waiver by any party must be in writing and signed by such Party and shall be effective only for the purpose and in the specific instance for which it is given.

14. Arbitration. The Parties agree that any dispute relating to or arising out of this Agreement or the interpretation or performance of this Agreement shall be submitted to arbitration in New York, New York under the auspices of FINRA Dispute Resolution, Inc., in accordance with the rules of FINRA with respect to arbitration of disputes between FINRA members and their clients. Each Party will be responsible for its respective costs of any such arbitration, including forum fees and fees and expenses of legal counsel. In addition, any investor in the Offering asserting any claim against a representative of either Broker of Record shall have such claim submitted to FINRA Dispute Resolution, Inc., in accordance with the rules of FINRA with respect to arbitration of disputes between FINRA members and clients.

THE PARTIES ACKNOWLEDGE THAT: BY CONSENTING TO ARBITRATION THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY A JURY. DISCOVERY IN ARBITRATIONS MAY BE MORE LIMITED THAN IN COURT PROCEEDINGS. ARBITRATORS ARE NOT NECESSARILY BOUND BY RULES OF LAW IN MAKING AWARDS, AND ARE NOT NECESSARILY REQUIRED TO ISSUE A REASONED OPINION IN SUPPORT OF THEIR AWARDS. THERE IS ONLY A LIMITED RIGHT TO APPEAL FROM AN ADVERSE DECISION BY AN ARBITRATION PANEL.

15. Counterparts. For the convenience of the Parties, this Agreement may be executed in any number of counterparts by facsimile transmission or electronic .pdf form, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same agreement.

16. Entire Agreement; Amendments. This Agreement effective as of the Effective Date embodies the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, and may not be amended, supplemented, or modified absent a written instrument signed by the Parties hereto.

17. Notices. Unless otherwise specified in this Agreement, all communications under this Agreement will be given in writing, sent by hand delivery, overnight courier, or registered mail to the address set forth below the signature of each Party or to such other address as such Party will have specified in writing to the other Parties hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch. Under no circumstances will communication or notification via email be deemed proper notice under this Agreement.

18. Third Party Rights; Limited Duties; No Recourse to owners of either Broker of Record. Nothing in this Agreement shall be construed to confer upon any third party a right of action under this Agreement or any other right whatsoever. Neither Broker of Record owes a duty, fiduciary or otherwise, to any officer, director, owner, partner, investor, shareholder or member of, or auditor, attorney or adviser to, the Client, even if advised that any of them may be (i) relying on any written or oral advice or recommendation made by the Broker of Record or any of its affiliates (or any of their respective employees or agents), or (ii) receiving any report or advice prepared by a Broker of Record or any of its affiliates. Neither Broker of Record owes a duty or obligation, fiduciary or otherwise, to the Client, other than the express contractual obligations set forth in this Agreement. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of either Broker of Record or any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of the Broker of Record arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transaction contemplated hereby, including, without limitation, any alleged non-disclosure or misrepresentations made by any such persons or entities.

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In witness whereof, the parties have executed this Agreement below intending to be legally bound by the terms and provisions hereof as of this ____ the day of ____________ , 20__

INDEPENDENT BROKERAGE SOLUTIONS, LLC

By:

Name:
Title:

ARETE WEALTH MANAGEMENT, LLC

Name:
Title

MASTERWORKS INVESTOR SERVICES, LLC

Name:
Title:

MASTERWORKS 108, LLC

Name:
Title: